Farmer Mac Reports Third Quarter 2011 Results

WASHINGTON, Nov. 9, 2011 /PRNewswire/ -- The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today reported third quarter core earnings, a non-GAAP measure, of $11.2 million ($1.04 per diluted common share), compared to third quarter 2010 core earnings of $7.9 million ($0.74 per diluted common share). The 42 percent increase in third quarter 2011 core earnings over the same period in 2010 was due primarily to increased net interest income earned on a higher level of outstanding business volume held on-balance sheet compared to a year earlier and releases from the allowance for losses, compared to provisions in the prior year.

Farmer Mac's GAAP net loss attributable to common stockholders for third quarter 2011 was $23.0 million ($2.22 per diluted common share), compared to GAAP net income attributable to common stockholders of $6.0 million ($0.56 per diluted common share) for third quarter 2010. Farmer Mac's third quarter 2011 GAAP loss was attributable to changes in the fair value of its financial derivatives. Farmer Mac uses financial derivatives, primarily interest rate swaps, to mitigate its exposure to interest rate risk and often times achieve an overall lower effective cost of borrowing. Because these financial derivatives are not designated in hedge relationships for accounting purposes, as changes in long-term interest rates affect the fair values of the financial derivatives, those fair value changes are recorded in earnings, while much of the offsetting changes in the fair values of related assets and liabilities are not recorded in earnings.

Farmer Mac President and Chief Executive Officer Michael Gerber stated, "We are again pleased with the improving strength of Farmer Mac as a result of a solid third quarter. Core earnings again increased during third quarter 2011 and, despite a strong and profitable ag sector marked by reduced demand for loans at the retail level, new program business volume was $1.5 billion, led by purchases of $1.0 billion of Farmer Mac I AgVantage securities. In addition to these financial results, as of the end of third quarter 2011, Farmer Mac's 90-day delinquencies were down compared to both the previous quarter and the prior year."

Business Results

For the quarter ended September 30, 2011, Farmer Mac's net effective interest spread was $22.8 million (93 basis points), compared to $16.2 million (104 basis points) in third quarter 2010. This increase in dollars was a result of net interest income earned on new on-balance sheet program assets added during the past year. The 11 basis point decrease in yield is mainly attributable to the addition of (1) lower yielding assets in Farmer Mac's liquidity investment portfolio, such as U.S. Treasuries, which have a negative net yield but offer a source of contingent liquidity, and (2) on-balance sheet AgVantage securities at lower net yields than the average net yield on Farmer Mac's existing portfolio. The new AgVantage securities purchased by Farmer Mac during third quarter effectively replaced the business volume of $1.0 billion of maturing AgVantage securities previously accounted for as off-balance sheet guarantees that did not previously contribute to net interest income and net yield. These new AgVantage securities should provide increased future profitability because the net interest margin earned by Farmer Mac holding these securities on-balance sheet are expected to exceed the guarantee fee earned on the prior off-balance sheet guarantees.

Farmer Mac's guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and long term standby purchase commitments (LTSPCs), were $6.1 million for third quarter 2011, compared to $6.0 million in third quarter 2010.

Consistent with the overall improvement in credit quality during the quarter, third quarter 2011 results included a $0.8 million net release from the allowance for losses, compared to provisions of $0.5 million in third quarter 2010.

Program Activity

During third quarter 2011, Farmer Mac added $1.5 billion of new program volume from a variety of sources:

  purchases of $68.2 million of Farmer Mac I loans;
  purchases of $1.0 billion of Farmer Mac I AgVantage securities;
  placement of $266.9 million of Farmer Mac I loans under LTSPCs;
  purchases of $87.1 million of USDA-guaranteed portions of loans; and
  purchases of $32.4 million of rural utilities loans.

The $266.9 million of new LTSPC volume added during third quarter 2011 included one $159.9 million transaction, which was the largest LTSPC transaction since March 2007. The expressed motivation of the counterparty in that transaction was to reduce its commodity concentration levels. Farmer Mac has recently observed increased lender interest in the LTSPC product as a tool for lenders to manage their commodity concentration and borrower exposure levels as well as overall credit risk.

Farmer Mac's outstanding program volume was $11.8 billion as of September 30, 2011, compared to $12.2 billion as of December 31, 2010. During the first nine months of 2011, Farmer Mac added $3.0 billion of new program volume that partially replaced maturing AgVantage securities and principal paydowns on other program assets. The decrease in overall program volume from year-end 2010 was primarily attributable to the maturity of a $475.0 million AgVantage security in third quarter 2011 that was not replaced with new business. Overall program volume was also affected by a strong agricultural economy in which borrowers have more cash and fewer borrowing needs. With many agricultural lenders experiencing paydowns on loans at a faster pace than loan originations, the need for some lenders to use the secondary market tools offered by Farmer Mac has been reduced.

Credit Quality

As of September 30, 2011, 90-day delinquencies in the Farmer Mac I program improved to $44.9 million (1.02 percent), compared to $54.6 million (1.27 percent) as of June 30, 2011. The September 30, 2011 90-day delinquencies were also down compared to $70.2 million (1.63 percent) as of December 31, 2010 and $64.8 million (1.53 percent) as of September 30, 2010. The decrease in delinquencies compared to second quarter 2011 and fourth quarter 2010 is notable because Farmer Mac's 90-day delinquencies are usually higher, both in dollars and as a percentage of the outstanding portfolio, at the end of the first and third quarters of each year corresponding to the annual (January 1st) and semi-annual (January 1st and July 1st) payment characteristics of most Farmer Mac I loans. Furthermore, there continued to be no 90-day delinquencies in Farmer Mac's ethanol facility loans as of September 30, 2011, a segment of the Farmer Mac I portfolio that had previously included heightened levels of delinquencies.

When analyzing delinquencies in its program business, Farmer Mac takes into account more than the Farmer Mac I agricultural loan delinquency information provided above. The total program business includes AgVantage securities and rural utilities loans, neither of which have any delinquencies, and USDA-guaranteed portions (Farmer Mac II), which are backed by the full faith and credit of the United States. When these are included in the calculation, the overall level of 90day delinquent loans in Farmer Mac's programs as of September 30, 2011 was 0.38 percent.

Capital and Liquidity

Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement and the amount required by the risk-based capital stress test. As of September 30, 2011, Farmer Mac's core capital of $461.3 million exceeded its statutory minimum capital requirement of $336.6 million by $124.7 million.

On April 27, 2011, FCA published a final rule implementing changes to the method for calculating Farmer Mac's risk-based capital requirement, which was effective in second quarter 2011. As of September 30, 2011, Farmer Mac's new risk-based capital stress test generated a risk-based capital requirement of $110.9 million. Farmer Mac's regulatory capital of $479.0 million exceeded that amount by approximately $368.1 million.

As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 60 days of liquidity. As of September 30, 2011, Farmer Mac had 174 days of liquidity, as calculated in accordance with FCA regulations.

Reconciliation of Core and GAAP Earnings

Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a valuable alternative measure in understanding Farmer Mac's economic performance, transaction economics and business trends. Core earnings differs from GAAP net income by excluding the effects of fair value accounting guidance, which are not expected to have a permanent effect on capital. Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of the Corporation's core business. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

A reconciliation of Farmer Mac's GAAP net (loss)/income attributable to common stockholders to core earnings is presented in the following table.

Reconciliation of GAAP Net (Loss)/Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	September 30, 2011	September 30, 2010
	(in thousands, except per share amounts)

GAAP net (loss)/income attributable to common stockholders	$ (23,032)	$ 5,997
Less the net of tax effects of:
Unrealized (losses)/gains on financial derivatives	(35,857)	2,106
Unrealized losses on trading assets	(2,361)	(1,119)
Amortization of premiums on assets consolidated at fair value	(1,489)	(1,863)
Recognition of deferred gains related to certain Farmer Mac II
Guaranteed Securities and USDA Guaranteed Securities	335	-
Net effects of settlements on agency forward contracts	(1,291)	(441)
Lower of cost or fair value adjustment on loans held for sale	6,403	(589)
Sub-total	(34,260)	(1,906)
Core earnings	$ 11,228	$ 7,903

Core earnings per share:
Basic	$ 1.08	$ 0.77
Diluted	1.04	0.74

Weighted-average shares:
Basic	10,354	10,277
Diluted	10,760	10,665

	For the Nine Months Ended
	September 30, 2011	September 30, 2010
	(in thousands, except per share amounts)

GAAP net income attributable to common stockholders	$ 461	$ 9,588
Less the net of tax effects of:
Unrealized losses on financial derivatives	(31,316)	(23)
Unrealized (losses)/gains on trading assets	(230)	4,357
Amortization of premiums on assets consolidated at fair value	(4,775)	(5,246)
Recognition of deferred gains related to certain Farmer Mac II
Guaranteed Securities and USDA Guaranteed Securities	2,958	-
Net effects of settlements on agency forward contracts	(2,283)	(329)
Lower of cost or fair value adjustment on loans held for sale	5,776	(2,009)
Issuance costs on the retirement of preferred stock	-	(5,784)
Sub-total	(29,870)	(9,034)
Core earnings	$ 30,331	$ 18,622

Core earnings per share:
Basic	$ 2.94	$ 1.82
Diluted	2.83	1.76

Weighted-average shares:
Basic	10,328	10,211
Diluted	10,715	10,576

Mr. Gerber concluded, "Third quarter results were solid. With a strong balance sheet, the solid trend in core earnings and improving credit quality, we are well-positioned to take advantage of new opportunities as well as continue to serve lenders throughout Rural America in the fulfillment of our Congressional mission." More complete information on Farmer Mac's performance for the quarter ended September 30, 2011 is set forth in the Quarterly Report on Form 10Q filed earlier today with the Securities and Exchange Commission (SEC).

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms; (2) legislative or regulatory developments that could affect Farmer Mac, including those related to the Dodd-Frank Act; (3) fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) the impact of economic conditions and real estate values on agricultural mortgage lending; (7) developments in the financial markets, including possible investor, analyst and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac; and (8) financial market volatility, including the future level and direction of interest rates, commodity prices, and export demand for U.S. agricultural products. Other risk factors are discussed in Farmer Mac's Annual Report on Form 10K for the year ended December 31, 2010, as filed with the SEC on March 16, 2011 and in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as filed with the SEC earlier today. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, rural utilities loans, and USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a Delaware limited liability company that operates the Farmer Mac II program business of purchasing and holding USDA-guaranteed loans. Farmer Mac owns all of the common equity in Farmer Mac II LLC. Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

The conference call to discuss Farmer Mac's third quarter 2011 financial results and the Corporation's Form 10-Q for third quarter 2011 will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time on Thursday, November 10, 2011. An audio recording of that call will be available on Farmer Mac's website for two weeks after the call is concluded.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
	September 30,	December 31,
	2011	2010
	(in thousands)
Assets:
Cash and cash equivalents	$ 825,014	$ 729,920

Investment securities:
Available-for-sale, at fair value	1,830,155	1,677,233
Trading, at fair value	82,722	86,096
Total investment securities	1,912,877	1,763,329

Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	4,300,000	2,907,264

USDA Guaranteed Securities:
Available-for-sale, at fair value	1,193,015	1,005,679
Trading, at fair value	233,383	311,765
Total USDA Guaranteed Securities	1,426,398	1,317,444
Loans:
Loans held for sale, at lower of cost or fair value	479,690	1,212,065
Loans held for investment, at amortized cost	1,189,224	90,674
Loans held for investment in consolidated trusts, at amortized cost	1,138,317	1,265,663
Allowance for loan losses	(10,699)	(9,803)
Total loans, net of allowance	2,796,532	2,558,599

Real estate owned, at lower of cost or fair value	3,898	1,992
Financial derivatives, at fair value	46,254	41,492
Interest receivable (includes $10,650 and $22,845,
respectively, related to consolidated trusts)	79,579	90,295
Guarantee and commitment fees receivable	30,247	34,752
Deferred tax asset, net	-	14,530
Prepaid expenses and other assets	9,708	20,297
Total Assets	$ 11,430,507	$ 9,479,914

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$ 5,831,259	$ 4,509,419
Due after one year	4,060,382	3,430,656
Total notes payable	9,891,641	7,940,075
Debt securities of consolidated trusts held by third parties	713,546	827,411
Financial derivatives, at fair value	166,633	113,687
Accrued interest payable (includes $8,248 and $14,439,
respectively, related to consolidated trusts)	48,998	57,131
Guarantee and commitment obligation	26,903	30,308
Accounts payable and accrued expenses	26,863	22,113
Deferred tax liability, net	1,871	-
Reserve for losses	6,991	10,312
Total Liabilities	10,883,446	9,001,037

Equity:
Preferred stock:
Series C, par value $1,000 per share, 100,000 shares authorized, 57,578 shares issued and outstanding	57,578	57,578
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 8,825,594 shares outstanding as of September 30, 2011 and 8,752,711 shares outstanding as of December 31, 2010	8,826	8,753
Additional paid-in capital	101,809	100,050
Accumulated other comprehensive income	85,715	18,275
Retained earnings	49,749	50,837
Total Stockholders' Equity	305,208	237,024
Non-controlling interest - preferred stock	241,853	241,853
Total Equity	547,061	478,877
Total Liabilities and Equity	$ 11,430,507	$ 9,479,914

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$ 6,880	$ 6,430	$ 21,100	$ 19,303
Farmer Mac Guaranteed Securities and USDA Guaranteed Securities	34,398	22,971	91,531	62,597
Loans	29,843	29,174	89,414	94,734
Total interest income	71,121	58,575	202,045	176,634
Total interest expense	39,412	33,526	114,105	106,360
Net interest income	31,709	25,049	87,940	70,274
Release of/(provision for) loan losses	349	(412)	(1,092)	(1,392)
Net interest income after release of/(provision for) loan losses	32,058	24,637	86,848	68,882

Non-interest loss:
Guarantee and commitment fees	6,148	5,977	18,855	17,606
Losses on financial derivatives	(68,567)	(6,864)	(82,368)	(28,508)
(Losses)/gains on trading assets	(3,633)	(1,722)	(354)	6,703
Gains on sale of available-for-sale investment securities	74	24	269	264
(Losses)/gains on sale of real estate owned	(4)	-	720	-
Lower of cost or fair value adjustment on loans held for sale	9,851	(906)	8,887	(3,090)
Other income	726	140	5,748	1,180
Non-interest loss	(55,405)	(3,351)	(48,243)	(5,845)

Non-interest expense:
Compensation and employee benefits	4,805	4,501	13,968	11,919
General and administrative	2,505	1,775	7,417	6,329
Regulatory fees	550	568	1,714	1,693
Real estate owned operating costs, net	142	1,189	741	1,497
(Release of)/provision for losses	(452)	105	(3,321)	1,680
Other expense	-	-	900	-
Non-interest expense	7,550	8,138	21,419	23,118
(Loss)/income before income taxes	(30,897)	13,148	17,186	39,919
Income tax (benefit)/expense	(14,131)	885	(2,075)	5,977
Net (loss)/income	(16,766)	12,263	19,261	33,942
Less: Net income attributable to non-controlling interest -
preferred stock dividends	(5,547)	(5,546)	(16,641)	(15,160)
Net (loss)/income attributable to Farmer Mac	(22,313)	6,717	2,620	18,782
Preferred stock dividends	(719)	(720)	(2,159)	(3,410)
Loss on retirement of preferred stock	-	-	-	(5,784)
Net (loss)/income attributable to common stockholders	$ (23,032)	$ 5,997	$ 461	$ 9,588

(Loss)/earnings per common share and dividends:
Basic (loss)/earnings per common share	$ (2.22)	$ 0.58	$ 0.04	$ 0.94
Diluted (loss)/earnings per common share	$ (2.22)	$ 0.56	$ 0.04	$ 0.91
Common stock dividends per common share	$ 0.05	$ 0.05	$ 0.15	$ 0.15

CONTACT: Richard Eisenberg, (Investor Inquiries), Chris Bohanon, (Media Inquiries), both of Farmer Mac, +1-202-872-7700